EXHIBIT 23.2
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statements Nos. 333-88542 and 333-125193 of Monsanto Company on Form S-3, Registration Statement No. 333-129088 of Monsanto Company on Form S-4, and Registration Statements Nos. 333-51316 (as amended by Post-Effective Amendment No. 1), 333-64076 (as amended by Post-Effective Amendment No. 1), 333-97871, 333-104855, 333-114682 and 333-122232 of Monsanto Company on Form S-8 of our report dated Sept. 25, 2003, relating to the consolidated financial statements of Renessen LLC, appearing in this Annual Report on Form 10-K of Monsanto Company for the year ended Aug. 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
Nov. 8, 2005